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
Pricing Supplement dated May 21, 1999                       Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and              File No. 333-60913
Prospectus Supplement dated September 3, 1998)


                         TOYOTA MOTOR CREDIT CORPORATION

                    Medium-Term Note - Fixed Rate/Floating Rate

________________________________________________________________________________

Principal Amount:  $65,000                    Trade Date: May 19, 1999
Issue Price: 100%                             Original Issue Date: May 21, 1999
Interest Rate: 6.50%                          Net Proceeds to Issuer: $65,000
Interest Payment Dates: each November 21      Principal's Discount
and May 21, commencing November 21, 1999       or Commission: 0.0%
Stated Maturity Date: May 21, 2009

________________________________________________________________________________


Day Count Convention:
     [x] 30/360 for the period from May 21, 1999 to May 21, 2009 (See "Other Terms" below.)
     [ ]  Actual/365 for the period from                to
     [ ]  Other (see attached)


Redemption:
     [X]The Note cannot be redeemed prior to the Stated Maturity Date.
     [ ]The Note may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date:  Not applicable
          Initial Redemption Percentage:  Not applicable
          Annual Redemption Percentage Reduction:  Not applicable

Repayment:
     [ ]The Note cannot be repaid prior to the Stated Maturity Date.
     [X]The Note can be repaid prior to the Stated Maturity Date at the option of the Holder of the Note.
        Optional Repayment Date(s): See "Additional Terms of the Note - Repayment Option"
        Repayment Price: See "Additional Terms of the Note - Repayment
        Option"

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated

Other Terms:The Holder of the Note has an option to convert the Note into a Floating Rate Note. Upon conversion, certain of the terms of the Note summarized above will be changed. See "Additional Terms of the Note - Conversion to Floating Rate Note."

                      ___________________________
                          Merrill Lynch & Co.

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                      ADDITIONAL TERMS OF THE NOTE

Repayment Option

          The Note will be repayable by TMCC at the option of the Holder thereof in whole but not in part at a repayment price equal to the Market Price (as defined below), together with unpaid interest accrued thereon to but excluding the date of repayment.

          The Holder, the Beneficial Owner of the Note or the Participant through which the Beneficial Owner owns its interest shall have the right on any Business Day (as defined below) to request orally or in writing that TMCC provide a quote for the Market Price of the Note for that day. TMCC shall provide a written quote to the person or entity requesting the quote within one Business Day of TMCC's receipt of the request. The Holder shall have three Business Days after delivery of the quote to exercise its right to require TMCC to repay the Note at the Market Price contained in the quote by delivering written notice of such exercise to the Trustee. The Trustee shall provide written notice of such exercise to TMCC within one Business Day after receiving same from the Holder. The repayment shall occur on a Business Day specified by TMCC which shall be not more than three Business Days after delivery of the notice to TMCC. The Holder shall have no obligation to exercise the repayment option after receipt of the quote. However, exercise of the repayment option will be irrevocable.

          The Note will be a Book-Entry Note represented by one Global
Security. So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Note represented by the Global Security and only the Depositary may exercise the repayment option in respect of the Global Security representing the Book-Entry Note. However, the Beneficial
Owner and the Participant through which it owns its interest shall have the right to request a Market Price quote. To exercise the repayment option, the Depositary must notify the Trustee in writing as outlined above. Accordingly, the Beneficial Owner of the Global Security that desires to have the Book-Entry Note represented by such Global Security repaid must instruct the Participant through which it owns its interest to direct the Depositary to exercise the repayment option on its behalf. To ensure that the Depositary receives notice from a Participant in time to deliver notice to the Trustee on a particular day, the Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, the Beneficial Owner should consult the Participant through which it owns its interest for the deadline for such Participant. All instructions given to a Participant from the Beneficial Owner of the Global Security relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, the Beneficial Owner shall cause the Participant through which it owns its interest to transfer the Beneficial Owner's interest in the Global Security representing the related
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Book-Entry Note on the Depositary's records to the Trustee. The requirement for physical delivery of a Book-Entry Note in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security representing such Book-Entry Note are transferred by the Direct Participant on the Depositary's records.

          The Beneficial Owner of the Global Security shall not be entitled to receive physical delivery of a Certificated Note, except in the limited circumstances described under "Description of Note -- Book-Entry Note" in the Prospectus Supplement. In such circumstances, the Holder of a Certificated
Note shall exercise the repayment option by delivering the Note, together with the form thereon entitled "Option to Elect Repayment" duly completed, to the Trustee at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 4 Albany Street, New York, New York 10006 within the time
Since the Holder has the right to require TMCC to repay the Note at the Market Price, there is a possibility that the Note will not be outstanding until the Stated Maturity Date. The general rule under the regulations regarding OID is that in determining the yield and maturity of a debt instrument that provides a Holder with an unconditional option or options, exercisable on one or more dates during the term of the debt instrument that if exercised require payments to be made on the debt instrument under an alternative schedule, the Holder will be deemed to exercise such option or combination of options in a manner that maximizes the yield on the debt instrument. Applying the foregoing rules, the Note is treated as if the Holder will not exercise the repayment option and the Note remains outstanding until the Stated Maturity Date. The Holder also has the right to convert the interest rate on the Note from a Fixed Rate of 6.50%
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to a floating rate of LIBOR plus 0.15%. Under the regulations'presumptions, the Note is treated as if the Holder will also not exercise the right to convert. If contrary to the presumptions in the regulations, the Holder does exercise the right to convert, then solely for the purposes of accruing OID, the Note will be treated as having been reissued at its face amount as of such date bearing the floating rate of LIBOR plus 0.15%. Thus, amounts payable with respect to the Note at the Fixed Rate, and if the right to convert is exercised, at the floating rate will be includible in income by a U.S. Holder as ordinary interest at the time the interest payments are accrued or received in accordance with such U.S. Holder's regular method of tax accounting. An exercise by the Holder of the right to convert to a floating rate will not be treated as a sale or exchange of the Note, but an exercise by the Holder of the right to repayment will trigger gain or loss measured by the difference between the Holder's tax basis and the Market Price received on repayment.